OPHTHALMIC IMAGING SYSTEMS

April 12, 2006

To: Ariel Shenhar
OIS

Dear Ariel,

Further to your recent annual review, the following are your targets and bonus plan for year 2006.
For year 2006 we have offered a bonus and commissions based on achieving targets, as outlined in the next section.
Bonus scheme and commissions will change every year. Parameters will be defined every year by your supervisor and approved by OIS Compensation Committee.

Annual Salary
Your current annual salary is $126,000, and the company is paying additional annual payment of $34,000 as annual relocation allowance.
Effective April first 2006 the salary and the annual relocation allowance is merged into a salary amount of $160,000 and the relocation allowance will cease. In addition your salary will be increased to $167,000.

Bonus plan for FY2006:

1. $15,000 will be paid as a bonus if the actual net profit of OIS will reach the approved budget net profit. No Bonus will be paid if the actual net Profit was less than 80% of the budgeted net profit. The payment for actual net profits above the minimum eligible level will be calculated based on the "slope" between the minimum and nominal points.

2. $12,000 bonus will be paid for improved NOL status by $280,000 as a consequence of your investigation in to historical NOL calculations of the company. No Bonus will be paid if the actual improved NOL will be less than 50% of the target of $280,000. The payment for NOL above the minimum eligible level will be calculated based on the "slope" between the minimum and nominal points.

3. $10,000 bonus for streamlining OIS collections (Accounts Receivables, AR) process. The target is to reduce AR of open balance above 60 days measured at the end of each quarter to be 30% or less of the quarter sales excluding HFHS and Kaiser DRS. Bonus will be calculated every end of quarter, ¼ of the bonus paid for each quarter.

General:

1. The calculation of the Bonus will be done based on the audited financial results of OIS, except for clause 3, which will be calculated based on the un-audited quarterly results.

2. Each bonus component outlined in clauses (1) and (2) above has a ceiling of 40% above the target. For example, a target of $10,000 will not exceed $14,000 even if the calculation of over-achieving the target will exceed $14,000.

3. The total bonuses outlined in this letter together with any other bonuses you receive from any affiliated company, including the already accrued bonus of $18,000 from MediVision, will not exceed $55,000, even if the sum of all payable bonus or commissions items will exceed that amount.

4. In case that any of the targets mentioned above will be cancelled by OIS board decision during the year, such target will be voided and the bonus amount of the target will be prorated over the other remaining targets.

Sincerely,

Gil Allon

CEO
Date: 4/20/06

agreed and approved:

4-20-06
Ariel Shenhar

This plan was approved by OIS Compensation Committee dated April 12, 2006.